NEWS RELEASE
                                                                         95-19
                        Contact:    Robert D. Mrlik   or    John E. Pluhowski
                                    Vice President          Director-Corporate
                                    Investor Relations      Communications
                                    (713) 831-1137          (713) 831-1149

FOR IMMEDIATE RELEASE

                AMERICAN GENERAL ANNOUNCES CEO SUCCESSION PLAN

      Houston, October 26, 1995 -- The Board of Directors of American General

Corporation (NYSE - AGC) today announced the adoption of a plan of succession for long-time chairman and CEO Harold S. Hook.  Under the plan, Robert M.

Devlin, president, will succeed Mr. Hook as chief executive officer a year from now, in October 1996, and Mr. Hook will continue as chairman until the annual shareholders' meeting in 1997.  Mr. Devlin will become only the fourth

CEO since the company's founding in 1926.

      In connection with the plan, the board also announced a realignment in the office of the chairman.  Mr. Devlin, formerly vice chairman, was named president, replacing James R. Tuerff who has taken early retirement and will be establishing a consulting practice.  Jon P. Newton, formerly senior vice president and general counsel, was elected vice chairman and director, joining

Messrs. Hook and Devlin in the office of the chairman.  Mr. Newton will continue as the company's general counsel.

      In commenting on the announcement, Mr. Hook said, "Bob has had a distinguished career with American General and has demonstrated the qualities the board was looking for to lead the company into the next century."

      Mr. Hook, 64, joined American General in 1970 as president of an insurance subsidiary.  He was elected president of the parent company in 1975 and chairman and CEO in 1978.  A Chartered Life Underwriter (CLU), Mr. Hook

holds two degrees - BS and MA - from the University of Missouri (Columbia).

                                    -more-





      Mr. Devlin, 54, joined American General in 1977 in an insurance subsidiary, and has served in a broad range of positions in the parent company and in operating subsidiaries.  Prior to being elected as vice chairman in

1993, he served seven years as president and CEO of American General Life

Insurance Company, headquartered in Houston.  A Chartered Life Underwriter

(CLU), he holds a BA degree in Economics from Tulane University.

      Mr. Newton, 54, joined the company in 1993 as senior vice president and general counsel, and prior to that time was a partner in the Austin law firm of Clark, Thomas, Winters & Newton.  He holds two degrees - BA and JD - from

The University of Texas.  Earlier this year, he completed the Advanced

Management Program at Harvard University.

                                     *****

      American General is one of the nation's largest diversified financial services organizations with assets of $60 billion and shareholders' equity of

$5.5 billion.  Headquartered in Houston, it is a leading provider of retirement annuities, consumer loans, and life insurance to eight million households.  American General Corporation common stock is listed on the New

York, Pacific, London, and Swiss stock exchanges.

                                      ###

      Accompanying this news release are comments from Mr. Hook, in question-

and-answer format, on the October 26, 1995 announcement of the board of directors.





Supplement to:    News Release 95-19, Dated October 26, 1995, Entitled:

"AMERICAN GENERAL ANNOUNCES CEO SUCCESSION PLAN"



The Board of Directors of American General Corporation today announced the adoption of a plan of succession for long-time chairman and CEO Harold S. Hook. Under the plan, Robert M. Devlin, president, will succeed Mr. Hook as chief executive officer a year from now, in October 1996, and Mr. Hook will continue as chairman until the annual shareholders' meeting in 1997.

Below, in question-and-answer format, are comments from Mr. Hook, regarding the succession plan and related issues.

1.    Q.    Why is the succession plan being announced at this time?

      A. The board reached its decision following an active two-year selection process. In view of my long service as CEO, the board and I decided that one year was the appropriate period for an orderly transition.

2.    Q.    What is the office of the chairman?

      A. At American General, it is the organizational unit to which all subsidiary CEOs and parent company senior officers report, and its members function both individually and as a team.

3.    Q.    What is the ranking in the office of the chairman?

      A. Although the working relationship is collegial in nature, in situations where rank is an issue, the order will be Hook, Devlin and Newton.

4.    Q.    Will the succession plan have an impact on the way the office of the chairman operates between now and October 1996?

      A. The normal operation of the office of the chairman provides ample opportunity for the succession transition.

5.    Q.    What will your responsibilities be after October 1996?

      A. That would be up to the board and the new CEO. However, I have previously agreed with the board to continue as chairman until the annual shareholders' meeting in 1997.

6.    Q.    Will you be continuing on the board after retirement?

      A. Under our current bylaws, as a former chief executive officer, I would be eligible to serve an additional five years. However, I do not plan to stand for election in 1997.





7.    Q.    How many senior officers will reach normal retirement age in the next seven years?

      A. Out of the top 18 senior officers in the parent and operating subsidiaries, only three will reach the normal retirement age of 65 in the next seven years.